AMENDED AND RESTATED CREDIT AGREEMENT

- Between -

Syntec Optics, Inc. and Syntec Optics Holdings, Inc.

Collectively as Borrower

- and -

M&T BANK

as Lender

Dated: as of November 30, 2024

TABLE OF CONTENTS

SCHEDULES

EXHIBITS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of November 30, 2024 by and between **Syntec Optics, Inc.**, a Delaware corporation and **Syntec Optics Holdings, Inc.**, a Delaware corporation each with their principal place of business at 515 Lee Road, Rochester, New York 14606 (each and collectively the "***Borrower***") and **M&T BANK**, a New York banking corporation, with a place of business at 180 South Clinton Avenue, 7th Floor, Rochester, New York 14604 (together with its successors and assigns, the "***Lender***").

ARTICLE I. DEFINITIONS

1.1. DEFINITIONS. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

"***Act of Dissolution***" – when used in reference to any Person (other than an individual) means the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person or the cessation of operations of such Person's business.

"***Additional Security Agreement***" – has the meaning set forth in Section 5.12 of this Agreement.

"***Adjusted EBITDA***" – for any period of determination, EBITDA of the Borrower plus/minus non-reoccurring expenses/income at the discretion of the Lender, all of the foregoing calculated for the Borrower on a Consolidated Basis in accordance with GAAP in a manner acceptable to Lender in its reasonable discretion, *provided, however*, that the calculation of Adjusted EBITDA for any Calculation Period shall include the Adjusted EBITDA of any Person acquired by the Borrower or any Subsidiary on a *pro forma* basis to the extent fully substantiated and approved by the Lender in its sole discretion. Non-reoccurring expenses as of September 30, 2024 shall only include non-recurring contributions, management fees and expenses, executive transition expense and professional and transaction fees in amount not to exceed $536,000 on a trailing twelve month basis and approved by the Lender. The Lender has approved for the following quarters the following non-reoccurring expense amounts:

December 31, 2023 quarter end: $238,418.00

March 31, 2024 quarter end: $25,265.00

June 30, 2024 quarter end: $149,235.00

September 30, 2024 quarter end: $122,374.00

"***Advance***", or collectively, "***Advances***" – any amount advanced to the Borrower under the Revolving Credit as a SOFR Rate Loan or a Base Rate Loan.

"***Affiliate***" or "***Affiliates***" – singly or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an

Affiliate of a Person solely by reason of such individual's position as an officer or director of such Person or an Affiliate of such Person.

"***Affiliate Transaction***" – has the meaning set forth in Section 6.21 of this Agreement.

"***Anti-Terrorism Laws***" – any statutes, regulations, codes, rules and/or executive orders relating to terrorism or money laundering, including Executive Order, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Assets Control (as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced).

"***Applicable Interest Margin***" – means 3.00%

"***Asset Sale***" - the sale, lease, transfer or other disposition (including by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person of all or any portion of such Company's assets, *provided* that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.

"***Bank Secrecy Act***" – the Bank Secrecy Act, 31 U.S.C §§5311 and the rules and regulations thereunder.

"***Base Rate***" – shall mean the rate per annum equal to the greater of (i) two (2) percentage points above the rate of interest announced by the Lender each day as its prime rate of interest ("Prime Rate"), or (ii) 3.25%.

"***Base Rate Loan***" – any portion of the Revolving Credit or the Equipment Loan Limit Loan for which interest is calculated based on the Base Rate plus the Applicable Interest Margin.

"***Borrower***" – as defined in the opening paragraph of this Agreement.

"***Business Day***" – any day excluding Saturday, Sunday, and any day in which banks in Buffalo, New York are authorized by law or governmental action to close.

"***Calculation Period***" – the most recently completed twelve (12) consecutive months which preceded the date on which a financial covenant is calculated.

"***Capital Distribution***" – a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of Borrower or any Subsidiary or as a dividend, return of capital or other distribution in respect of any of Borrower's or such Subsidiary's Equity Interest.

"***Capital Expenditures***" – with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.

"***Capitalized Lease Obligations***" – obligations of any Person for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be accounted for (i) as a capital lease prior to the effectiveness of FASB ASC 842, as applied to such Person or (ii) a finance lease (after the effectiveness of FASB ASC 842, as applied to such Person), in each case on the balance sheet of such Person; provided that "Capital Lease Obligations" shall in no event include any Operating Lease Liabilities.

"***Change in Law***" – the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"***Change of Control***" – as defined in Section 7.1(k) of this Agreement.

"***CISADA***" – The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"***Closing Date***" – the date of this Agreement.

"***CME***" shall mean CME Group Benchmark Administration Ltd.

"***Code***" – the Internal Revenue Code of 1986, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"***Collateral***" – as defined in the Security Agreement.

"***Collateral Documents***" – collectively, the Security Agreement, any Additional Security Agreement and the Financing Statements.

"***Companies***" – collectively the Borrower and each Guarantor, and individually a "***Company***".

"***Compliance Certificate***" – a certificate from the Chief Executive Officer or Chief Financial Officer of Borrower substantially in the form of Exhibit D attached hereto with all blanks appropriately completed.

"***Consolidated***", "***Consolidating***" or "***Consolidated Basis***" – for any Persons, means the consolidation of the accounts of such Persons in accordance with GAAP, including principles of consolidation.

"***Consolidated Total Funded Debt***" – all Indebtedness for borrowed money (including, without limitation, short and long term Indebtedness, seller notes and earnout obligations, Synthetic Leases, Capital Lease Obligations, reimbursement obligations with respect to Letters of Credit and any guarantees that are Indebtedness), for the Borrower and its Subsidiaries on a Consolidated Basis.

"***Control***", "***Controlling***", "***Controlled by***", and "***under Common Control with***" – the possession, direct or indirect, of the power to vote 51% or more of the Equity Interests having ordinary Voting Power for the election of directors.

"***Credit***" – the collective reference to the Revolving Credit, the Equipment Loan Limit and the Term Loan as defined in this Agreement.

"***Disposal***" – the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, burning, terminal destruction or placing of any substance so that it or any of its constituents enter the Environment.

"***EBITDA***" – for any period of determination, the Net Income of the Borrower, plus (i) Interest Expense, plus (ii) Income Tax Expense and franchise tax expense, plus (iii) depreciation and amortization, all of which having reduced income for the period, calculated for the Borrower on a Consolidated Basis in accordance with GAAP in a manner acceptable to Lender in its reasonable discretion.

"***Environment***" – any water including, but not limited to, surface water and ground water; any land including land surface or subsurface; stream sediments; air; plants; and all other natural resources or environmental media.

"***Environmental Laws***" – all federal, state, provincial and local environmental, land use, zoning, health, chemical use, and safety laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

"***Environmental Permits***" – all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

"***Environmental Report***" – a written report prepared for Borrower or any of its Subsidiaries by an environmental consulting or environmental engineering firm and provided to the Lender.

"***Environmental Questionnaire***" – a questionnaire and all attachments thereto concerning: (1) activities and conditions affecting the Environment at any property of Borrower or any of its Subsidiaries or (2) the enforcement or possible enforcement of any Environmental Law against Borrower or any of its Subsidiaries.

"***Equipment Loan Limit***" – the Loans in the maximum principal amount of $3,000,000 by Lender to Borrowers under Section 2.3 of this Agreement.

"***Equipment Loan Limit Note***" – the promissory notes of the Borrower substantially in the form of Exhibit E hereto with all blanks appropriately completed, and all amendments,

replacements and renewals thereof, evidencing the promise of the Borrower to repay the Equipment Loan Limit Loans to Lender.

"***Equity Interest***" – with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

"***ERISA***" – the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980 and the regulations promulgated and rulings issued thereunder, in each case, as in effect from time to time. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"***ERISA Affiliate***" – means each Person (as defined in Section 3(9) of ERISA), which together with Borrower or a Subsidiary of Borrower, would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of Borrower or a Subsidiary of Borrower being or having been a general partner of such Person.

"***Event of Default***" – as defined in Section 7.1 of this Agreement.

"***Event of Loss***" – means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to usable condition within 180 days after the occurrence of such destruction or damage, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

"***Executive Order***" – the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

"***Excluded Taxes***" – means any Taxes imposed on Lender that are (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each imposed as a result of Lender being organized under the law of, or having its principal office or, lending office located in the jurisdiction imposing such Tax (or a political subdivision thereof, (ii) Taxes imposed on Lender by a jurisdiction as a result of a current or former connection between Lender and the jurisdiction (including being organized or having its principal office or applicable lending office in such jurisdiction) other than any connections arising solely from Lender having executed, delivered, enforced, become a party to, performed

its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, (iii) U.S. federal withholding Taxes imposed on amounts payable to the Lender pursuant to applicable law in effect on the date Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such withholding tax or pursuant to this Agreement; (iii) any Taxes to the extent attributable to a Lender's failure to comply with this Agreement, and (iv) any U.S. federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Code or any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

"***Fiscal Year***" or "***fiscal year***" – each twelve month period ending on December 31st of each year.

"***Fixed Charges***" – for any Calculation Period calculated on a Consolidated Basis, the sum, without duplication, of (i) Interest Expense paid in cash for such period plus (ii) all regularly scheduled principal payments of debt to the Bank paid in cash, plus (iii) all payments on Capital Lease Obligations, plus (iv) all scheduled and unscheduled payments of Obligations and Indebtedness to parties other than the Bank paid in cash.

"***Fixed Charge Coverage Ratio***" – means, for any Calculation Period, determined on a Consolidated Basis the ratio of (i) Adjusted EBITDA, minus unfunded Capital Expenditures, minus cash taxes, minus cash distributions and dividends, to (ii) Fixed Charges.

"***Fixed Rate Option***" – means an interest rate fixed at the Lender's Cost of Funds plus the Applicable Margin.

"***GAAP***" – means as of the date of any determination, generally accepted accounting principles in effect from time to time in the United States of America, consistently applied and maintained throughout the relevant periods and from period to period.

"***Governmental Authority***" – the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"***Governmental Obligations***" – means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

"***Guarantor***" and collectively, "***Guarantors***" – means ELR Associates LLC together with each direct or indirect Subsidiary of Borrower, which does not become a co-borrower, which has heretofore executed and delivered, or will in the future execute and deliver to the Lender one or more Guaranties of the Obligations.

"***Guaranty***" or collectively "***Guaranties***" – The guaranty or guaranties executed and delivered by any Person in connection with this Agreement including that certain continuing guaranty from the Guarantor to the Lender dated November 8, 2023.

"***Guaranty Obligations***" – with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (ii) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (iii) undertakes or agrees (whether contingently or otherwise): (a) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (b) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (b) to make payment to any other Person other than for value received; (iv) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (v) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (vi) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Guaranty Obligation shall (subject to any limitation set forth herein) be deemed to be the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith

"***Hazardous Substances***" – without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

"***Hedge Agreements***" – means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, or (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement executed with the Lender.

"***Incipient Default***" – an event or condition which, but for the requirements of notice, or lapse of time, or both, would constitute an Event of Default.

"***Income Tax Expense***" – for any period, all provisions for taxes based on the net income of the Borrower and its Subsidiaries (including, without limitation, any additions to such taxes,

and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a Consolidated Basis in accordance with GAAP.

"***Indebtedness***" – for any Person, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses and deferred taxes incurred and paid in the ordinary course of business, and (iii) deposits paid in connection with, and any amount remaining due under, any contract for the purchase of machinery and/or equipment which purchase is permitted by the terms hereof, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker's acceptance, (e) all net obligations under Hedge Agreements, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Person with respect to full recourse asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Person, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

"***Index Floor***" – zero percent (0.00%).

"***Interest Expense***" – for any period, (a) the aggregate of all interest paid or accrued by any Person during such period, including all interest, fees and costs payable with respect to the Indebtedness of such Person (other than fees and costs that may be capitalized as transaction costs in accordance with GAAP consistently applied) and the interest portion of capitalized lease payments, minus (b) Borrower's and its Subsidiaries' aggregate interest income for such period, all as determined in accordance with GAAP consistently applied.

"***Interest Period***" shall mean as to any SOFR Loan under the Revolving Credit, the applicable period of time of one day, subject to the following terms and with respect to any SOFR Loan under the Equipment Loan Limit a period of one month, during which a particular setting of the SOFR Loan Rate remains in effect, with the first such Interest Period commencing on the date of this Note (or, as applicable, the date of the first advance of any SOFR Loan hereunder) and extending to but not including the next succeeding Rate Adjustment Date, with such Rate Adjustment Date and each Rate Adjustment Date thereafter constituting the beginning of each succeeding Interest Period; provided, however, that if a Rate Adjustment Date would fall on a day that is not a U.S. Government Securities Business Day, such Rate Adjustment Date (and the Interest Period extending to but not including such Rate Adjustment Date) shall be extended to the next succeeding U.S. Government Securities Business Day.

"***Law***" or "***Laws***" – any law, constitution, statute, regulation, rule, opinion, judicial precedent, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.

"***Lender***" – as defined in the opening paragraph of this Agreement, and its successors and assigns.

"***Lender's Obligations***" – as defined in Section 7.2(a) of this Agreement.

"***Letter of Credit***" – any irrevocable commercial or standby letter of credit issued by the Lender pursuant to this Agreement upon application by any Company.

"***Letter of Credit Facility***" – the Letter of Credit Facility defined in Section 2.5(a) of this Agreement.

"***Licenses***" – as defined in Section 4.11 of this Agreement.

"***Lien***" – any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction).

"***Loan***" or "***Loans***" – individually and collectively, (i) any Advance under the Revolving Credit, whether a SOFR Rate Loan or a Base Rate Loan, or (ii) the Term Loan, or (iii) any Advance under the Equipment Loan Limit, or (iv) any other Indebtedness of Borrower or Guarantor (excluding ELR Associates LLC) to the Lender..

"***Loan Account***" – an account maintained with the Lender for the Borrower into which the proceeds of any funds borrowed hereunder shall be initially deposited.

"***Loan Document***" – any document executed and delivered by Borrower, any Guarantor or the Lender in connection with this Agreement including, without limitation, the Revolving Note, the Term Note, any Guarantees, the Collateral Documents and any Hedge Agreements, as each of the same may be, amended, modified, replaced, restated or supplemented from time to time.

"***Loss***" – as defined in Section 7.1(n) of this Agreement.

"***Material Adverse Change***" – a Material Adverse Change in (a) the business or financial condition, performance or properties of Borrower and its Subsidiaries taken as a whole, or (b) the ability of Borrower or any Subsidiary to perform any payment or other material obligations under this Agreement or any other Loan Document.

"***Material Contract***" – each agreement of Borrower and/or any Subsidiary set forth on Schedule 1.1 attached hereto.

"Maximum Equipment Loan Limit Amount" – means $3,000,000.

"Merger" The merger of Syntec Optics Holdings, Inc. with a special purpose acquisition company and issuance of shares on the NASDAQ stock exchange under Ticker symbols [OPTX and OPTXW].

"***Money Laundering Laws***" – collectively; (a) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1651-1959) and (b) the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guild lines issued, administered or enforced by any Governmental Authority.

"***Net Cash Proceeds***" – "***Net Cash Proceeds***" – with respect to (a) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Company or any Affiliate from such Asset Sale,; (b) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss; and (c) any issuance or sale of debt securities or Equity Interests or the incurrence of funded Indebtedness, the cash proceeds received from such issuance or incurrence.

"***Net Income***" – for any period of determination, the net after tax income (loss) of any Person for such period determined on a Consolidated Basis in accordance with GAAP.

"***Note***" or "***Notes***" – any and all notes evidencing any Indebtedness created under this Agreement.

"***Obligations***" –any and all Indebtedness or other obligations of Borrower, or any Guarantor or any Subsidiary to Lender in any capacity under this Agreement, under any Loan Document, or otherwise, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including, without limitation, any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by Lender exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by Borrower to others and which Lender obtained, or may obtain, by assignment or otherwise; or (iv) payable under this Agreement.

"***OFAC***" – the U.S. Department of Treasury's Office of Foreign Asset Control and any successor thereto.

"***Operating Lease Liabilities***" – obligations of any Person for the payment of rent for any real or personal property under leases or agreements to lease that are or would have been characterized as operating lease obligations of such Person prior to the effectiveness of FASB

ASC 842 as applied to any Person, in accordance with GAAP without giving effect to FASB ASC 842.

"***Organizational Documents***" – with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

"***Pension Plan***" – any pension plan as defined in Section 3(2) of ERISA which is a multiemployer plan or single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is (i) a plan maintained by Borrower or any of its Subsidiaries for employees or former employees of such Person, (ii) a plan to which Borrower or any of its Subsidiaries contributes or is required to contribute, (iii) a plan to which Borrower or any of its Subsidiaries was required to make contributions at any time, or (iv) any other plan with respect to which Borrower or any of its Subsidiaries has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of Sections 4.10 and 5.10 hereof, "Borrower" shall include any trade or business (whether or not incorporated) which is deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA. Each such Pension Plan in existence as of the date of this Agreement is listed and identified on Schedule 1.2 annexed hereto.

"***Permitted Investments***" –

(a) Government Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker's acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with the Lender or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000 provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrower or any of its Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within two hundred and seventy (270) days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advance; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

"***Permitted Liens***" – as defined in Section 6.2 of this Agreement.

"***Person***" – any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

"***Rate Adjustment Date***" shall mean each U.S. Government Securities Business Day.

"***Rating Agency***" – shall mean Moody's Investor Services, Inc., Standard and Poor's Ratings Services, Fitch Ratings, and their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Lender.

"***Release***" – has the same meaning as given to that term in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. and the regulations promulgated thereunder.

"***Reportable Event***" – any event with regard to a Pension Plan described in Section 4043(c) of ERISA, or in regulations issued thereunder.

"***Request Certificate***" – a certificate in the form annexed hereto as Exhibit C, with all blanks appropriately completed, and duly executed on behalf of the applicable Person.

"***Restricted Payment***" – (i) any Capital Distribution; (ii) any amount paid by Borrower or any Subsidiary in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Debt; or (iii) the exercise by Borrower or any Subsidiary of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Debt or Obligation.

"***Revolving Credit***" – as defined in Section 2.1 of this Agreement.

"***Revolving Credit Commitment***" – the maximum aggregate amount available under the Revolving Credit for Revolving Loans and Letters of Credit which on the Closing Date is $8,000,000.

"***Revolving Credit Maturity Date***" – November 8, 2026, or such earlier date in accordance with Section 7.2 of this Agreement.

"***Revolving Loan***" or "***Revolving Loans***" – as defined in Section 2.1 of this Agreement.

"***Revolving Note***" – the replacement promissory note of the Borrower in the form of Exhibit A hereto, and all amendments, replacements and renewals thereof, evidencing the promise of the Borrower to repay to the Lender all Advances under the Revolving Credit.

"***Schedule***" – as defined in Section 2.3(a) of this Agreement.

"***SEC***" – means the United States Securities and Exchange Commission.

"***Security Agreement***" and "***Security Interests***" – the Security Agreement, as hereinafter defined, and each security agreement and/or pledge agreement executed and delivered by any Person in connection with this Agreement and each security interest granted to Lender thereunder, and all amendments, replacements and renewals thereof.

"***SOFR***" – with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day as published by the SOFR Administrator.

"***SOFR Administrator***" – means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"***SOFR Administrator's Website***" – means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"***SOFR Loan***" shall mean any Loan or other advance of funds made to the Borrower by the Lender pursuant to a Note that accrues interest at the SOFR Loan Rate.

"***SOFR Loan Rate***" – shall mean, for the duration of any Interest Period with respect to a SOFR Loan, the rate per annum (rounded upward to the nearest 1/16 of 1%) equal to Term SOFR published each U.S. Government Securities Business Day. Notwithstanding the foregoing, if, as of 5:00 p.m. (ET) on any U.S. Government Securities Business Day, Term SOFR has not been published, then the rate used will be such Term SOFR as published for the first preceding U.S. Government Securities Business Day so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Rate Determination Date. Notwithstanding any provision above, the practice of rounding to determine the SOFR Loan Rate may be discontinued at any time in the Lender's sole discretion.

"***SOFR Rate Loan***" – any portion of the Loans on which interest is calculated based on the SOFR Rate Option.

"***SOFR Rate Option***" – the Rate Option in which interest is based on the Applicable Interest Margin plus the greater of (a) the SOFR Loan Rate or (b) the Index Floor.

"***Subordinated Debt***" – all Indebtedness or agreements of the Borrower which has been formally subordinated to payment and collection of the Obligations.

"***Subordinated Debt Documents***" – any documents, instruments and agreements executed in connection with the issuance of any Subordinated Debt.

"***Subordination Agreement***" – individually and collectively, any subordination agreement entered into by the Lender with any creditor in connection with any Subordinated Debt.

"***Subsidiary***" – any entity of which at least 50% of the voting stock or voting Equity Interests is owned by any entity directly, or indirectly through one or more Subsidiaries. If the applicable entity has no Subsidiaries, the provisions of this Agreement relating to Subsidiaries shall be inapplicable, without affecting the applicability of such provisions to any entity alone.

"***Synthetic Lease***" – any lease (a) that is accounted for by the lessee as an operating lease, and (b) under which the lessee is intended to be the "owner" of the leased property for federal income tax purposes.

"***Taxes***" – all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"***Term Loan***" – the Loan in the original principal amount of $1,775,000 by Lender to Borrowers under Section 2.2 of this Agreement.

"***Term Loan Maturity Date***" – November 8, 2028, or such earlier date in accordance with Section 7.2 of this Agreement.

"***Term Note***" – the promissory note of the Borrower substantially in the form of Exhibit B hereto with all blanks appropriately completed, and all amendments, replacements and renewals thereof, evidencing the promise of the Borrower to repay the Term Loan to Lender.

"*Term SOFR*" shall mean the **1-Month** CME SOFR Term Reference Rate administered by CME (or any successor forward-looking term rate derived from SOFR published by any successor administrator thereof, as may be recommended by the Federal Reserve Bank of New York) and published on the applicable commercially available screen page as may be designated by the Lender from time to time.

"*Term SOFR Conforming Changes*" means, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including, without limitation, changes to the definitions of "Business Day," "U.S. Government Securities Business Day," or "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

"***Total Leverage Ratio***" – as of any date, determined on a Consolidated Basis, the ratio of (i) Consolidated Total Funded Debt to (ii) Adjusted EBITDA for the Calculation Period.

"***Transaction Documents***" – shall mean, collectively, (i) the Loan Documents, and (ii) all other agreements, instruments and documents executed and/or delivered in connection therewith, as each of the same has been or may hereafter be, amended, modified or supplemented from time to time in accordance with this Agreement.

"***Transactions***" – all transactions contemplated by the Transaction Documents.

"***Type***" – when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the SOFR Loan Rate or the Base Rate.

"***UCC***" – the Uniform Commercial Code as in effect in New York State on the date of this Agreement, as the same shall hereafter be, renewed, extended, amended or replaced.

"***U.S. Government Securities Business Day***" – any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"***Variable Loan Rate***" shall mean the SOFR Loan Rate.

"***Voting Power***" – with respect to any Person, the exclusive ability to control, through the ownership of any Equity Interest, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of Equity Interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

1.2. ACCOUNTING TERMS. All accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP. If a change in GAAP affects the computation of any financial ratio or requirement set forth in this Agreement, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; and until such amendment shall have been agreed to the ratio or requirement shall be computed without giving effect to such change. Notwithstanding any provisions contained in this Agreement (including, without limitation, any of the negative covenants, financial covenants and component definitions contained herein) or any of the other Loan Documents to the contrary, (a) no effect shall be given to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Company or any Subsidiary at "fair value", as defined therein, (b) no effect shall be given to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (c) any lease that was

treated as an operating lease for purposes of GAAP prior to the issuance of FASB ASC 842 shall not be treated as Indebtedness (and such obligations related thereto shall not be treated as Capitalized Lease Obligations) and shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP prior to the issuance of FASB ASC 842 shall be similarly treated) without giving effect to the implementation of FASB ASC 842, in each case.

1.3. UCC TERMS. Unless otherwise defined in this Agreement, capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the UCC as in effect from time to time.

1.4. DIVISIONS. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.

ARTICLE II. THE CREDITS.

2.1. THE REVOLVING CREDIT.

(a) Revolving Loans. The Lender agrees, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more loans (each a "***Revolving Loan***", and collectively the "***Revolving Loans***") to Borrower and Borrower may make a request for a Revolving Loan or Revolving Loans from the Lender, at any one time and from time to time, from the date hereof until the Revolving Credit Maturity Date or earlier termination thereof, in total not in excess of the Revolving Credit Commitment in the aggregate at any one time outstanding (collectively, the "***Revolving Credit***"). The Revolving Loans may be repaid and re-borrowed in accordance with the provisions hereof.

(b) Method for Revolving Loans. When Borrower requests Lender to make a Revolving Loan available, Borrower shall notify Lender not later than 12:00 P.M. on the Business Day such Revolving Loan is requested. In such notice, which may be given by means of a Request Certificate in the form of Exhibit C hereto, as appropriate, with all blanks appropriately completed, Borrower shall specify (i) the aggregate amount of the Revolving Loan requested, which shall be in a minimum amount of $100,000 and shall be in whole multiples of $50,000 for amounts in excess of such minimum amount, (ii) the proposed date on which the Revolving Loan is to be funded which shall be a US Government Securities Day. Lender may waive the requirement of a Request Certificate, at Lender's discretion. Lender will make the proceeds of the Revolving Loan available to Borrower by a deposit to the applicable Loan Account on the Business Day of such request if the request is made before 12:00 P.M., and on the next Business Day if made after 12:00 P.M., *provided* the conditions set forth in Article III of this Agreement have been satisfied. Notwithstanding the foregoing, for so long as the Borrower shall have an automatic sweep in effect on its operating account with Lender (which such automatic sweep is available at the Lender's sole and absolute discretion), the forgoing notice

requirements shall not apply. Lender shall not incur any liability to Borrower in acting upon any notice referred to above or upon any telephonic notice which Lender believes in good faith to have been given on behalf of Borrower by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith hereunder. More than one Advance may be incurred by the Borrower on any day.

2.2. THE TERM LOAN. Lender made a Term Loan in the principal sum of \$1,775,000 on November 8, 2023 upon which presently there is outstanding \$1,463,507.37.

2.3 THE EQUIPMENT LOAN LIMIT.

(a) Advances. Subject to the continued compliance of Borrower with this Agreement and all other accompanying Loan Documents and the continued absence of any default by Borrower or any indorser, guarantor or any other party liable for, or whose assets or any interest therein secures payment of any of the Indebtedness, the Lender may advance to Borrower, for use by Borrower as hereafter provided, such sums as Borrower may request (each an "Equipment Advance"), but which shall not exceed in the aggregate the Maximum Equipment Loan Limit Amount. Borrower shall not request any Equipment Advance of proceeds of the Equipment Loan Limit which exceeds the Maximum Equipment Loan Limit Amount. Even if the aggregate amount of Equipment Advances made and outstanding under the Equipment Loan Limit shall at any time and for any reason exceed the Maximum Equipment Loan Limit Amount, Borrower shall nevertheless be liable for the entire amount outstanding with interest thereon in accordance with this Agreement and all accompanying Loan Documents, and Borrower shall be responsible for observance of, performance of and compliance with all of the terms, covenants and provisions hereof and thereof. Advances under the Equipment Loan Limit shall be evidenced by separate term notes, in form and substance acceptable to the Lender; provided, however, that Borrower may request an Equipment Advance through Lender's Commercial Equipment Leasing Department. Such requests may include term notes, Conditional Sales Contracts or Fair Market Value Leases, which will be documented separately, including but not limited to a master lease agreement, and liabilities related thereto blocked against the availability under the Maximum Equipment Loan Limit Amount; provided further, that all Conditional Sales Contracts and Fair Market Value Leases with balloon payments must have residuals and all balloon payments must be approved in writing by the Lender's Equipment Management Group. The Equipment Loan Limit shall be utilized for purposes of making equipment acquisitions. Nothing contained in this Agreement shall be construed as obligating the Lender to make any particular loan or Equipment Advance to Borrower, and Borrower is not relying upon the Lender to make or continue to make advances for any purpose whatsoever. All such loans or Advances remain within the discretion of Lender.

b. **Advance Procedure**. With respect to each advance and all matters and transactions in connection therewith, Borrower hereby irrevocably authorizes the Lender to accept, rely upon, act upon and comply with any oral or written instructions, requests, confirmation and orders of any employee or representative of Borrower who is so authorized or designated as a signer of loan documents under the provisions of Borrower's most recent resolutions or similar documents on file with the Lender. Borrower acknowledges that the transmission between Borrower and the Lender of any such instructions, requests, confirmations and orders involves the possibility of errors, omissions, mistakes and discrepancies and agrees to adopt such internal measures and operational procedures as may be necessary to protect its interests. By reason thereof, Borrower

hereby assumes all risk of loss and responsibility for, and releases and discharges the Lender from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold the Lender harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) the Lender's accepting, relying and acting upon, complying with or observing any such instruction, request, confirmation or order; or (ii) any such error, omission, mistake, or discrepancy, provided such error, omission, mistake or discrepancy is not caused by the Lender's gross negligence or willful misconduct.

c. **Rate Options and Tenor**. Each Advance shall accrue interest at Borrower's option, with Lender concurrence, selected at least three (3) days prior to the date of the proposed Equipment Advance, either (1) floating at SOFR Loan Rate plus the Applicable Margin or (ii) fixed at the Lender's Cost of Funds plus the Applicable Margin. The maturity and amortization for each Advance shall be up to a maximum of eighty-four (84) months, with the maturity not exceeding the amortization but allowing a maturity to be less than the amortization period ("balloon"). If the Floating Rate option is selected, each Equipment Advance shall be payable in monthly payments of principal plus interest. If the Fixed Rate option is selected, each Advance shall be payable in monthly payments of principal and interest or principal plus interest as agreed by the Lender and Borrower. In the event that Borrower prepays any Equipment Advance, a prepayment premium of SOFR breakage fees or the Lender's standard yield maintenance premium will be required to be paid pursuant to the terms of separate term notes or leases executed for each Equipment Advance.

d. Security Agreement. The Equipment Loan Limit shall also be secured by the specific equipment financed from the proceeds of each Equipment Advance, at the discretion of the Lender.

2.4. THE NOTES.

(a) Revolving Note. The Revolving Loans shall be evidenced by the Revolving Note, with all blanks appropriately completed, payable as provided therein to the Lender. The Revolving Note shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof ("***Schedule***") with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options, all payments of principal, and the aggregate outstanding principal balance thereof. Any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of the Lender to make any such inscription shall not affect the obligations of Borrower under the Revolving Note or this Agreement.

(b) The Term Note. The Term Loan shall be evidenced by the Term Note.

(c) The Equipment Loan Limit Note. The Equipment Advances shall be evidenced by the Equipment Loan Limit Notes or Lease Schedules (with corresponding master lease agreement on file at the Lender) with all blanks appropriately completed, and payable as provided therein to Lender.

2.5. INTEREST, RATE OPTIONS AND PRICING.

(a) Rates.

(i) *Revolving Loans*. Except as may be required by the terms and provisions of Sections 2.11 and 2.12 below, Revolving Loans shall bear interest under the SOFR Rate Option only. Advances under the Revolving Note shall bear interest which shall be payable monthly in arrears on the first Business Day of each month for interest accrued during the preceding month, prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid.

(ii) *Term Loan*. The Term Loan shall bear interest at the Fixed Rate and interest shall be payable monthly in arrears on the first Business Day of each month for interest accrued during the preceding month, prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid.

(iii) *Default Rate*. After maturity, whether by acceleration or otherwise, the Notes shall bear interest at a per annum rate equal to five percent (5%) in excess of the otherwise applicable rate of interest thereon; *provided, however*, in no event shall the rate of interest on the Notes exceed the maximum rate authorized by law.

(b) Computation of Interest. Interest on the Loans shall be calculated on the basis of actual days elapsed in a year of 360 days, which will result in a higher effective annual rate. If either Note is not paid when due, whether because the Note becomes due on a Saturday, Sunday or bank holiday or for any other reason, the Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the applicable Note.

Lender shall not incur any liability to Borrower in acting upon any telephonic notice which Lender believes to have been given by a duly authorized officer or other designated representative of Borrower or for otherwise acting in good faith hereunder.

2.6. LETTERS OF CREDIT.

(a) Letters of Credit.

(i) Within the limits of the Revolving Credit, the Lender, upon application of the Borrower, shall from time to time during the period commencing on the date the conditions specified in Article III are satisfied through the date which is two (2) Business Days preceding the Revolving Loan Maturity Date issue Letters of Credit for the account of Borrower or its Subsidiaries in an aggregate face amount of Letters of Credit outstanding at any one time not to exceed $2,000,000.00; *provided, however*, the Lender will not issue any Letter of Credit if, after giving effect thereto, the aggregate outstanding principal amount of all Advances plus the aggregate face amount of undrawn Letters of Credit outstanding would exceed the Revolving Loan Commitment ***("Letter of Credit Facility")***.

(ii) Each Letter of Credit shall (i) provide for the payment of drafts in United States dollars, presented for honor thereunder by the beneficiary in accordance with the terms thereof, at sight when accompanied by the documents described therein, (ii) have an expiration date which is no later than the earlier of (x) one year from the date of issuance or (y) the Business Day immediately preceding the Revolving Loan Maturity Date, (iii) be issued for a satisfactory business purpose, and (iv) otherwise be in form,

content and substance satisfactory to the Lender. Upon the issuance of any Letter of Credit, Lender shall deliver the original of such Letter of Credit to the beneficiary thereof at the direction of the Borrower.

(b) Application by the Borrower for Issuance of the Letters of Credit. The Borrower shall request the Lender in writing to issue the Letters of Credit by delivering to the Lender on or before the date hereof, in the case of Letters of Credit to be issued on the date hereof, or two (2) Business Days prior to the proposed date of issuance, in the case of all other Letters of Credit to be issued after the date hereof, a Letter of Credit application in form and content satisfactory to the Lender completed to the satisfaction of the Lender and such other certificates, documents and other papers and information as the Lender may reasonably request.

(c) Letter of Credit Fees. For each Letter of Credit issued by the Lender, the Borrower agrees to pay to the Lender, annually in advance, a letter of credit fee equal to the Applicable Interest Margin for the SOFR Rate Loans of the face amount of such Letter of Credit, subject to a minimum fee of $1,000. Such letter of credit fees shall be calculated on the basis of a 360-day year and actual days elapsed. Following the occurrence and during the continuance of an Event of Default, fees for Letters of Credit shall accrue at two percent (2%) in excess of the rate applicable at the time of such Event of Default. In addition, the Borrower agrees to pay to the Lender upon application for a Letter of Credit the Lender's customary issuance, processing, renewal, amendment and drawing fees for the letter of credit.

(d) Obligation to Reimburse. The Lender will promptly notify the Borrower and the Lender by telephone of any draft drawn pursuant to a Letter of Credit and presented for payment and of the date the Lender intends to pay such draft if that is the case. With respect to any draft paid pursuant to a Letter of Credit, the Borrower hereby agrees to pay to the Lender the amount of such payment on the date of payment by depositing with the Lender prior to 12:00 Noon (Buffalo, New York time) immediately available funds in the amount of such draft. The failure to so deposit shall be deemed a request for an immediate Advance in an aggregate amount equal to the amount to be paid on such draft.

(e) Unconditional Obligations. In order to induce the Lender and the Lender to cause the Lender to issue the Letters of Credit, the Borrower agrees that the Lender shall not be responsible or liable for, and the Borrower's unconditional obligation to reimburse the Lender for amounts paid on account of drawings honored under Letters of Credit shall not be affected by (a) the validity or genuineness of any document or instrument presented to the Lender in connection with a Letter of Credit, even if such document or instrument should in fact prove to be in any or all respects invalid, fraudulent or forged, or (b) any action taken or omitted by the Lender in good faith and without gross negligence or willful misconduct in connection with making or not making payment under the Letter of Credit provided the Lender gives any notice required to be given to the Borrower by any such Letter of Credit.

2.7. CHARGE TO ACCOUNT. On the date that any principal of or interest on either Note or any fees or charges payable under this Agreement are due, Borrower authorizes the Lender to debit Account No. 9888209989 maintained with Lender on such due date in an amount equal to such unpaid principal, interest, fees or charges, as applicable due from Borrower.

2.8. TERM LOAN PAYMENTS AND OPTIONAL PREPAYMENTS.

(a) Term Loan Payments. The outstanding principal amount of the Term Loan together with interest thereon shall be payable in accordance with the terms and provisions of the Term Note and on the Term Loan Maturity Date.

(b) Optional Prepayment of the Loans. Borrower shall have the right to prepay at any time a) all or any portion of the Term Loans or leases subject to any applicable premium or penalty, or b) any Advance under the Revolving Credit together with interest on the principal so prepaid to the date of such prepayment without premium or penalty.

2.9. MANDATORY PREPAYMENTS.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in addition to any scheduled payments of principal to be made by Borrower, Borrower shall make a prepayment of the Loans equal to the following amounts, if any, received by any Company:

(i) within two (2) days of receipt thereof, one hundred percent (100%) of the Net Cash Proceeds of the issuance or incurrence of any additional Indebtedness (other than Indebtedness permitted hereunder); and

(ii) within two (2) days of receipt thereof, one hundred percent (100%) of the Net Cash Proceeds of any Event of Loss; and

(iii) within two (2) days from the date of any Asset Sale; and

(iv) within two (2) days from the date of the sale or issuance of any Equity Interest in the Borrower or any of its Subsidiaries one hundred percent (100%) of the Net Cash Proceeds of such sale or issuance.

(b) Each mandatory prepayment made under this Section 2.8 shall be applied in the following order: (i) first, to the outstanding portion of the Term Loan, (ii) second, to the outstanding portion of Equipment Loan Limit Notes or Leases, and (iii) third to any outstanding Loans under the Revolving Credit without a concurrent reduction in the Revolving Credit Commitment. Each mandatory prepayment made with respect to the Term Loan shall be applied to the payments of principal in the inverse order of maturities until the balance on the Term Loan has been reduced to zero.

2.10. USE OF PROCEEDS. Borrower covenants to the Lender that Borrower shall use the proceeds of the Term Loan to refinance the outstanding Obligations of Borrower. Each Advance under the Revolving Credit shall be used for working capital and for the general corporate requirements of Borrower including Letters of Credit.

2.11. LATE CHARGE. Upon failure to make any payment of principal or interest on either Note within ten (10) days of the due date thereof, the Borrower promises to pay, upon demand by the Lender, a late charge equal to five percent (5%) of the amount of any such overdue amount of principal or interest.

2.12. INABILITY TO DETERMINE SOFR; EFFECT OF BENCHMARK TRANSITION EVENT.

(a) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Lender will promptly notify the Borrower of the effectiveness of any Term SOFR Conforming Changes.

(b) Disclosure Regarding Term SOFR. Borrower acknowledges and understands that (i) Term SOFR is established, administered and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Lender, (ii) Term SOFR is a derivative of SOFR, based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity, (iii) certain industry groups have advised that Term SOFR is not recommended for all financing facilities, and (iv), the Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or (b) the effect, implementation or composition of any Term SOFR Conforming Changes. Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of Term SOFR for all purposes provided for herein, accepting any inherent risks associated with such utilization, and hereby waives any claims or defenses against the Lender in connection therewith.

(c) Prepayment; Breakage Fee. If (i) Borrower pays the principal balance, in whole or in part, on any SOFR Loan, on any day other than on Rate Adjustment Date (including as a result of an event of default), (ii) the SOFR Loan Rate is converted to the Base Rate on any day other than a Rate Adjustment Date; or (iii) to the extent applicable, Borrower fails to draw down or accept an advance, in whole or in part, of a SOFR Loan after giving a request therefor or otherwise tries to revoke any SOFR Loan, in whole or in part, then Borrower shall be liable for and shall pay the Lender, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Lender, (b) the fixing of the interest rate payable on any SOFR Loans, or (c) otherwise (collectively, the "Breakage Fee"). The determination by the Lender of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

(d) Conversion to Base Rate Upon Default. Unless the Lender shall otherwise and in its sole discretion consent in writing, if (i) an event of default (with respect to any payment obligation or otherwise, as may be defined or described in the Note or related documents) has occurred and is continuing, or (ii) there exists a condition or event that, with the passage of time, the giving of notice, or both, shall constitute such an event of default, the Lender, in its sole discretion, may convert the applicable interest rate to the Base Rate, and each reference in the Note and herein to the applicable interest rate shall be deemed to be a reference to the Base Rate. Nothing herein shall be construed to be a waiver by the Lender of its right to have the outstanding principal balance accrue interest at the Default Rate, accelerate the indebtedness and/or exercise any other remedies available to the Lender under the terms hereof or applicable law.

(e) Repayment Upon Conversion to Base Rate. Except as otherwise provided herein, during the time of any conversion of the applicable interest rate to the Base Rate, whether temporary or permanent, and whether pursuant to an event of default or otherwise, and without compromising any other rights and remedies of the Lender, and in the absence of the Lender exercising any such other rights or remedies as may be applicable, Borrower shall continue to repay all indebtedness in accordance with the terms of the Note. The determination by the Lender of the foregoing amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower.

(f) Illegality. If the Lender shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental or regulatory authority has asserted that it is unlawful or otherwise impermissible for the Lender to make or maintain loans using the then-current applicable interest rate index, then, on notice thereof by the Lender to Borrower, the Lender may (i) suspend the maintaining of the loan hereunder using the then-current applicable interest rate index until the Lender shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist, and/or (ii) convert the applicable interest rate for the loan hereunder to the Base Rate, subject to the terms of the section below entitled "Inability to Determine Term SOFR; Effect of Benchmark Transition Event".

(g) Inability to Determine Term SOFR; Effect of Benchmark Transition Event.

i. If the Lender shall determine (which determination shall be conclusive and binding on Borrower) that for any reason the SOFR Loan Rate cannot be determined, other than as a result of a Benchmark Transition Event, the Lender will give notice of such determination to Borrower. Thereafter, the Lender may not make or maintain the loan hereunder using the SOFR Loan Rate until the Lender revokes such notice in writing, and until such revocation, the Lender may convert the applicable interest rate to the Base Rate, subject to the provisions below.

ii. Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Notes or any related agreement, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment or further action or consent of any other party hereto, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, the Lender may unilaterally amend the terms of the Notes to replace the then-current Benchmark with a Benchmark Replacement, with any such amendment to become effective as soon as practicable for the Lender and upon notice to the Borrower, without any further action or consent of the Borrower. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (y) above will occur prior to the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of

a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication). Borrower shall pay all out-of-pocket costs (including reasonable attorneys' fees) incurred by the Lender in connection with any negotiation, documentation or enforcement of the terms hereof or any related matters contemplated in this Section titled "Inability to Determine Term SOFR; Effect of Benchmark Transition Event" ("this Section").

iii. Benchmark Replacement Conforming Changes. In connection with the implementation or administration of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Notes or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Lender shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Lender in good faith.

iv. Notices; Standards for Decisions and Determinations. The Lender will provide notification to the Borrower (which may at the Lender's discretion be electronic, part of a billing statement, a general notice to customers or other communication) of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes, within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by the Lender pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding upon the Borrower and any other parties hereto absent manifest error and may be made in the Lender's sole discretion and without consent from the Borrower or any other party hereto, except, in each case, as expressly required pursuant to this Section, and shall not be the basis of any claim of liability of any kind or nature against the Lender by any party hereto, all such claims being hereby waived individually by each party hereto.

v. Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section, the Borrower may revoke (as applicable) any pending request for an advance/borrowing of, conversion to, or continuation of a loan based on the SOFR Loan Rate (or the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate.

vi. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic

equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

vii. Certain Defined Terms. As used in this Section:

1. "Benchmark" means the SOFR Loan Rate or any subsequent Benchmark Replacement that has become effective hereunder.
2. "Benchmark Replacement" means the first alternative set forth in the order below that is applicable and can be determined by the Lender for the applicable Benchmark Replacement Date:
    1) The sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
    2) The sum of: (a) the alternate benchmark rate that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment;

    provided that, if the Benchmark Replacement as so determined would be less than the current benchmark rate floor with respect to the SOFR Loan Rate (if any, the "Floor"), the Benchmark Replacement will be deemed to be such Floor for the purposes hereof.
3. "Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
4. "Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of "Business Day," "U.S. Government Securities Business Day," or "Interest Period," timing and frequency

of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

5. "Benchmark Replacement Date" means the earlier to occur of the following events with respect to the then-current Benchmark:
    1) in the case of clause (a) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
    2) in the case of clause (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.
6. "Benchmark Transition Event" means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loan evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or as of a specified date will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.
7. "Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section.

8. "Daily Simple SOFR" shall mean for any day (a "SOFR Rate Day"), a rate per annum equal to SOFR for the day (such day "*i*") that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day "*i*", the SOFR in respect of such day "*i*" has not been published on the SOFR Administrator's Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day "*i*" will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
9. "Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.
10. "SOFR Administrator's Website" shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
11. "SOFR Rate Day" shall have the meaning specified in the definition of Daily Simple SOFR.
12. "Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

2.13. TAXES. If any taxes or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any other foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under any Note), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding Excluded Taxes), the Borrower will:

(a) pay on written request therefor all such taxes or duties (other than Excluded Taxes), including interest and penalty, if any;

(b) promptly furnish the Lender with evidence of any such payment, and

(c) indemnify and hold the Lender and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes.

Without prejudice to the survival of any other agreement of Borrower under this Agreement, the agreement and obligations of the Borrower contained in this Section 2.12 shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Borrowers shall not be required to compensate Lender pursuant to this Section 2.12 for any taxes or liabilities incurred or suffered more than two hundred and seventy (270) days prior to the date that Lender notifies the Borrower of the change giving rise to such increased costs or reductions and of Lender's intention to claim compensation therefor; provided that, if the change giving rise to such increased costs or reductions is retroactive, then the 270-day period shall be extended to include the period of retroactive effect thereof.

2.14. FACILITY FEE. As consideration for Lender's commitment to make available the Revolving Credit, Borrower agrees to pay to Lender a fee ("***Facility Fee***") on the average daily unused portion of the Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Maturity Date at a per annum rate equal to 0.125%, calculated on the basis of a year of 360 days, payable quarterly, in arrears, within three (3) Business Days of the date on which delivery of the financial statements under Sections 5.3(a) and (b) is to be made.

2.15. PAYMENTS. All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America and in immediately available funds without counterclaim or setoff and free and clear and without reduction for any present or future income, stamp or other taxes, deductions or withholdings, all of which shall be paid by the Borrower for its own account. All payments shall be made not later than 2:00 PM (Buffalo, New York time) on the due date at the Lender's office, unless such amount is sooner paid by the Lender debiting a deposit account for Borrower. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to the Lender as the Lender determines in its sole discretion.

ARTICLE III. CONDITIONS TO THE CREDIT.

The Lender's agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the date of the execution of this Agreement.

3.1. BORROWER AND GUARANTOR ACTION. The Borrower and each Guarantor shall have taken all necessary and appropriate action and the equity holders of Borrower and each Guarantor shall have adopted resolutions authorizing the Credit, the execution and delivery of this Agreement, the Notes, the Loan Documents and the taking of all action required of the Companies by this Agreement; and each entity shall have furnished to the Lender copies of such resolutions and such other company documents as the Lender shall reasonably request.

3.2. CREDIT AGREEMENT. Borrower shall have executed and delivered to Lender this Agreement.

3.3. NOTES. Borrower shall have executed and delivered to Lender the Notes, appropriately completed, evidencing Borrower's obligations to repay the Credit.

3.4. SUBORDINATED INDEBTEDNESS. Each holder of Subordinated Debt shall have executed a subordination agreement or reaffirmation agreement in form satisfactory to the Lender.

3.5. MAXIMUM TOTAL LEVERAGE. The Borrower shall have a Proforma Total Leverage Ratio of less than 3.50 to 1.00 for the Calculation Period ending September 30, 2023 and after giving effect to the proposed transaction on the Closing Date.

3.6. MATERIAL ADVERSE EFFECT. Since September 30, 2023 through the date hereof, there shall not have been any event, change or occurrence that, individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

3.7. CERTIFICATES. The Borrower shall have provided to the Lender, appropriately completed insurance certificates, binders or policies evidencing compliance with Section 5.5 of this Agreement.

3.8. LANDLORD WAIVERS. The Borrower shall have provided to the Lender, satisfactory landlord waivers covering such leased locations of the Borrower.

3.9. FEES. Borrower shall have paid Lender a November 2024 amendment fee in consideration of the Credit of $25,000.00 and shall have reimbursed Lender for Lender's actual out-of-pocket costs and closing charges, including fees and costs of Lender's counsel.

3.10. ANTI-TERRORISM LAWS. At least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Lender and required by regulatory authorities under all Anti-Terrorism Laws or "know your customer" regulations and requirements shall have been supplied to the Lender.

3.11. OTHER MATTERS. All matters incidental to the execution and delivery of this Agreement, the Revolving Note, the Term Note, the Loan Documents and the other documents required hereby including, without limitation, the payment of all fees and expenses required to be paid by the Borrower to the Lender and its counsel, and all action required by this Agreement, shall be satisfactory to the Lender and to its counsel, and this Agreement shall be in effect.

3.12. SUBSEQUENT EXTENSIONS OF CREDIT-REVOLVING CREDIT. Subsequent to the satisfaction of the conditions set forth herein, each request to the Lender for a Revolving Loan after the date hereof shall constitute confirmation by the Borrower of all the factual matters set forth in the form of Compliance Certificate as of the date of such Revolving Loan in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true on the date such Revolving Loan is made. No Revolving Loan shall be made if such certification is not made without qualification. At the time of each Advance and after giving effect thereto, (i) there shall exist no Event of Default, (ii) there shall have occurred no Material Adverse Change, and (iii) all representations and warranties set forth in Article 4 shall be true and correct on the date of each such Advance.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

The Borrower makes the following representations and warranties all of which shall survive the execution and delivery of this Agreement:

4.1. GOOD STANDING AND AUTHORITY. Each Company is a corporation, or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where the failure to do so would not reasonably be expected to result in a Material Adverse Change; each Company has all necessary power and authority to execute, deliver and perform this Agreement, the Revolving Note, the Term Note and the Loan Documents and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

4.2. VALID AND BINDING OBLIGATION This Agreement, the Revolving Note, the Term Note, the Loan Documents, and any other document executed in connection herewith to which any Company is a party, will constitute the legal, valid and binding obligations of such Company, enforceable in accordance with their respective terms, except as enforceability (i) may be limited by state, provincial or federal bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (ii) may be subject to equity principles in the event equitable remedies are sought.

4.3. GOOD TITLE. Each Company has good title to the assets which it purports to own, or a valid leasehold interest in the assets which it purports to lease, none of which is subject to any mortgage, indenture, pledge, Lien, conditional sales contract, security interest, encumbrance, claim, trust or charge, except for Permitted Liens.

4.4. NO PENDING LITIGATION. There are no actions, suits, proceedings (whether or not purportedly on behalf of any Company) or investigations pending against any Company, affiliate, or Alok Kapoor, or, to the knowledge of the Borrower, Guarantor, or Alok Kapoor, threatened against any Company, affiliate, or Alok Kapoor, or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, be reasonably expected to result in a Material Adverse Change, or which question the validity of this Agreement, the Revolving Note, the Term Note, the Loan Documents, or any other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

4.5. NO CONSENT OR FILING. Except as set forth on Schedule 4.5, no consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Revolving Note, the Term Note, the Loan Documents, or any other documents required by this Agreement to which any Company is a party, or in connection with any of the Transactions, other than filings and recordings in connection with the Collateral Documents.

4.6. NO VIOLATIONS. No Company or affiliate is in violation of any material term of any its Organizational Documents or of any mortgage, borrowing agreement or other material

instrument or agreement pertaining to Indebtedness for borrowed money except for such violation or violations which individually in the aggregate would not reasonably be expected to result in a Material Adverse Change. No Company is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or, of any statute, rule or regulation of any competent governmental authority which would reasonably be expected to result in a Material Adverse Change. The execution and delivery of this Agreement, the Revolving Note, the Term Note, the Loan Documents, and other documents required by this Agreement, and to the best of Borrower's knowledge, the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, Lien, security interest, charge or encumbrance upon any of its properties or assets except in favor of the Lender.

4.7. FINANCIAL STATEMENTS. In advance of Closing, Borrower will have furnished to the Lender the audited financial statements of the Borrower for the fiscal year ending December 31, 2022, internally prepared financial statements of the Borrower and Guarantor for the year to date period ending September 30, 2023, internally prepared post-Merger opening day consolidating balance sheet of the Borrower. From the date of such financial statements to the date of the execution of this Agreement, there have not been any Material Adverse Changes in the financial condition of the Borrower or any Subsidiary of Borrower except as disclosed to the Lender. No material portion of the property or assets shown in the financial statements delivered to the Lender has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

4.8. TAX RETURNS. Each Company has duly filed all federal and other tax returns required to be filed and has duly paid all taxes required by such returns through the date hereof after giving effect to any extensions, except to the extent being contested in good faith by appropriate proceedings and, in each case, for which Borrower maintains adequate reserves or except as would not reasonably be expected to result in a Material Adverse Change. Borrower has not received any notice of assessments by the Internal Revenue Service or any other taxing authority for additional unpaid taxes.

4.9. SUBSIDIARIES AND AUTHORIZED SHARES. The total authorized and issued shares of Borrower and each of its Subsidiaries is set forth on Schedule 4.9 hereto. All of the issued shares have been validly issued in full compliance with all applicable federal, state, provincial and applicable foreign laws, and are fully paid and nonassessable. No other shares of such entities of any class or type are authorized or outstanding. There are no warrants, options or other securities outstanding or authorized which are convertible into or exercisable for equity interests of the Borrower or any of its Subsidiaries nor are there any rights outstanding or authorized of any Person to receive any such equity interests other than as listed on Schedule 4.9 attached hereto.

4.10. ERISA MATTERS. No Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; no Company withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; no Company has incurred any withdrawal liability, including contingent

withdrawal liability, to any Pension Plan pursuant to Title IV of ERISA; no Company has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred that would reasonably be expected to result in a Material Adverse Change; and no Pension Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which Borrower is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Code. Except for matters that would not reasonably be expected to result in a Material Adverse Change, (a) each Pension Plan and each other "employee benefit plan" as defined in Section 3(2) of ERISA to which any Company is a party is in compliance with ERISA, and (b) no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Code.

4.11. LICENSES, PERMITS AND APPROVALS. Borrower and each Subsidiary has obtained, and shall maintain in effect at all times hereafter, all necessary licenses, permits, certificates, approvals, consents and registrations (collectively the "***Licenses***") which are appropriate or necessary to conduct its business and that of its Subsidiaries including, without limitation, any and all Licenses related to federal, state and local environmental laws, except for such Licenses the failure to obtain would not reasonably be expected to result in a Material Adverse Change. Schedule 4.11 contains a list of the Licenses as of the Closing Date.

4.12. ENVIRONMENTAL MATTERS.

(a) To the knowledge of Borrower, any Environmental Questionnaire previously provided to the Lender, if any, was and is accurate and complete and does not omit any material fact, the omission of which would make the information contained therein materially misleading.

(b) To the knowledge of Borrower except as set forth on Schedule 4.12(b) or any Environmental Report obtained by the Lender prior to execution of this agreement (the "Environmental Report"), no above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by Borrower or any Subsidiary.

(c) Except as stated in the Environmental Report, to the knowledge of Borrower, no property owned, leased or operated by any Company or any Subsidiary of any Company has been used for the material Disposal of any Hazardous Substance or for the unpermitted or unauthorized treatment, storage or Disposal of Hazardous Substances in material violation of any applicable Environmental Law.

(d) To the knowledge of Borrower except as set forth on Schedule 4.12(d) or in any Environmental Report no material Release of a Hazardous Substance has occurred or is threatened on, at, or from any property owned, leased or operated by any Company or any Subsidiary of any Company that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Borrower to incur costs pursuant to the terms or conditions of any lease.

(e) No Company and no Subsidiary of any Company is subject to any existing, pending or, to the knowledge of Borrower, threatened suit, claim, notice of violation or request for information under any material Environmental Law.

(f) To the knowledge of Borrower, the Companies are in compliance in all material respects with, and have obtained all Environmental Permits required by, all Environmental Laws.

4.13. ANTI-TERRORISM LAWS.

(a) General. Borrower is not in violation of any Anti-Terrorism Law or engaged in or conspiring to engage in any transaction that evades or avoids any Anti-Terrorism Law, or with the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither Borrower or its Affiliates, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each, a "***Blocked Person***"):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower, or any Affiliate of Borrower or, to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

4.14. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other regulation of such Board of Governors.

4.15 Merger Completed. The Merger was successfully authorized and completed per filings with SEC, SEC has approved, and the Syntec Optics Holdings, Inc. is now actively listed on the NASDAQ stock exchange under Ticker symbols [OPTX and OPTXW]. Other than the Companies post-Merger, as of the Closing Date there exists no other companies, subsidiaries or affiliates that existed previous to the merger date.

ARTICLE V. AFFIRMATIVE COVENANTS.

During the term of this Agreement, and so long thereafter as any Obligations shall remain unpaid, Borrower shall and shall cause its Subsidiaries to:

5.1. PAYMENTS. Duly and punctually pay the principal of, interest on, and all fees and charges on, all Indebtedness or other Obligations incurred by Borrower pursuant to this Agreement in the manner set forth in this Agreement and the Notes.

5.2. FUTURE FINANCIAL STATEMENTS. Furnish to the Lender:.

(a) Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, (i) audited Consolidating and Consolidated financial statements of Borrower and its Subsidiaries as of the end of such year, fairly presenting Borrower's financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Borrower's immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to the Lender, (ii) a copy of any Management Letter delivered by such accountants to Borrower in connection with any such audited financial statements, and (iii) updated ccertificates of insurance.

(b) Within forty-five (45) days after the end of each fiscal quarter, internally prepared and third party CPA Reviewed Consolidated financial statements of Borrower and its Subsidiaries as of the end of such fiscal quarter, fairly presenting their financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such fiscal quarter, all in such detail as the Lender may request and signed and certified by the Borrower to fairly present the financial condition of the Borrower and its Subsidiaries in all material respects, and at the end of each quarter accompanied by a completed Compliance Certificate in the form of Exhibit D attached hereto and made a part hereof.

(c) Within thirty (30) days after the start of each fiscal year of Borrower, a financial budget for the next succeeding fiscal year of Borrower including projected income statements and a balance sheet covering such fiscal year (***"Annual Budget"***), and a one-page management summary description of operations of Borrower during the then current fiscal year to date or, if longer, from the date of the last such management summary delivered to the Lender.

(d) Upon request from the Lender, promptly following filing with the appropriate Government Authority, copies of the federal and state income tax returns for the Companies.

(e) Within forty-five (45) days of each quarter end except the Borrower's fiscal year end in which case the Borrower shall have sixty (60) days from its fiscal year end, the Borrower shall supply the Lender with a completed Compliance Certificate from the Borrower in the form of Exhibit D attached hereto.

(f) Such additional information or change in formatting or frequency as the Lender may from time to time request regarding the financial and business affairs of Borrower.

(g) Borrower shall provide the Lender with internally prepared financial statements of the Borrower in a format acceptable to the Lender for the periods not subject to SEC 10-K and 10-Q reporting; which shall include year to date periods (and month to date periods as requested by the Lender) for the months ending: January, February, April, May, July, August, October and November all of which shall be provided to the Lender withing twenty (20) days of each month end.

5.3. NOTICE. Promptly notify the Lender in writing of: (a) any pending or proposed audits of any Company's federal income tax returns by the Internal Revenue Service or in any manner by the SEC, when Borrower has knowledge thereof , and the results of each such audit after its completion, if at any time the audit or the results thereof raise any issue or issues that would reasonably likely to result in a Material Adverse Change; and (b) any default by any Company in the performance of, or any modifications of, any material terms or conditions contained in any material agreement, mortgage, indenture or instrument to which any Company is a party, has assumed, or which is binding upon such Company, and of any default by any Company in the payment of any of its Indebtedness.

5.4. TAXES. Promptly pay and discharge and cause each of its Subsidiaries to pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Notes) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits if the failure to so pay and discharge such taxes, assessments and other governmental changes would reasonably be expected to result in a Material Adverse Change; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

5.5. INSURANCE. (a) Keep all of Borrower's and each of its Subsidiary's property insured at all times with responsible insurance carriers against fire, theft, flood if applicable, and other risks in reasonable coverage, form and amount reasonably satisfactory to the Lender; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property, including, without limitation, coverage against liability based on products liability and under all applicable worker's compensation laws; (c) promptly deliver to the Lender certificates of insurance or the insurance policies required to be carried by the Companies pursuant hereto, with appropriate endorsements designating the Lender as an additional insured and loss payee; and (d) use commercially reasonably efforts to cause each such insurance policy to contain a thirty (30) day mandatory notice of cancellation provision satisfactory to the Lender.

5.6. LITIGATION. Promptly notify the Lender in writing as soon as Borrower has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim,

or administrative proceeding against, or investigation of, Borrower or any Subsidiary or Guarantor as to which such party by or before any regulatory body or governmental agency: (i) the outcome of which would reasonably be expected to result in a Material Adverse Change, or (ii) which questions the validity of this Agreement, the Revolving Note, any Equipment Loan Limit Note, the Term Note or any Loan Document, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to the Lender such information regarding the same as the Lender may request.

5.7. CORPORATE STANDING. Maintain and cause each of its Subsidiaries to maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing except where failure to become so licensed or qualified would not reasonably be expected to result in a Material Adverse Change.

5.8. BOOKS AND RECORDS. Keep and cause each of its Subsidiaries to keep proper books and records in accordance with GAAP consistently applied, and keep such books and records in the location where they are kept on the date of this Agreement unless the Lender is given prompt written notice of any relocation of such books and records.

5.9. COMPLIANCE WITH LAW. Comply and cause each of its Subsidiaries to comply in all material respects with all applicable laws and governmental rules and regulations.

5.10. PENSION REPORT. With respect to each Pension Plan of Borrower and each Subsidiary, the Borrower will furnish, or cause to be furnished, the following to the Lender:

(a) as soon as possible and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to such Pension Plan has occurred, the statement of the President or Chief Financial Officer of Borrower setting forth the details of such Reportable Event and the action which Borrower proposes to take with respect thereto; and

(b) promptly after the filing thereof with the Secretary of Labor, the Pension Benefit Guaranty Corporation or the Internal Revenue Service, copies of reports (including, without limitation, notices of Reportable Events and annual reports in the Form 5500 Series) filed with respect to each Pension Plan if the Lender has specifically requested copies of such reports.

5.11. ENVIRONMENTAL COMPLIANCE.

(a) Comply and cause each of its Subsidiaries to comply in all material respects with all Environmental Laws.

(b) Not cause or permit any material Disposal of Hazardous Substances at any property owned, leased or operated by it except in accordance with applicable Environmental Laws.

(c) Promptly notify the Lender in the event of a material Disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

(d) At the Lender's request, provide, at Borrower's expense, updated Environmental Questionnaires and/or Environmental Reports concerning any property owned, leased or operated by Borrower; provided that such request shall be based upon a good faith determination by Lender of changed circumstances not disclosed in any environmental report delivered to the Lender that would warrant such an additional inspection or audit report.

(e) Deliver promptly to the Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a material violation or alleged material violation by Borrower of any Environmental Law; and (ii) copies of any material documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower.

5.12. SUBSIDIARIES TO JOIN IN GUARANTY. In event that at any time after the Closing Date (i) the Borrower creates, holds, acquires or at any time has any direct or indirect Subsidiary that is not a party to a guaranty in favor of the Lender, or (ii) the Borrower has any Subsidiary that is not a party to a guaranty in favor of the Lender, the Borrower will immediately, but in any event within five (5) Business Days, notify the Lender in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Lender under this Section. The Borrower will, within fifteen (15) days following request therefor from the Lender, cause such Subsidiary to deliver to the Lender, (i) a guaranty agreement and security agreement each in form substantially the same as the guaranty agreements and security agreements executed and delivered on the date of this Agreement (each an "***Additional Security Document***"), and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by an authorized officer of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such agreements, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such agreements as the Lender may reasonably request.

5.13. OPERATING AND OTHER ACCOUNTS. As of the date hereof, the Borrower shall have opened all operating accounts with the Lender and they will maintain, and cause its Subsidiaries to maintain, all deposit accounts with Lender for the duration of this Agreement; *provided, however,* Borrower shall have a period of sixty (60) days from the Closing Date to fully transition its operating accounts with its existing bank and close all such accounts.

5.14. EXAMINATIONS. Borrower shall at all reasonable times and from time to time permit the Lender or its agents during Borrower's regular business hours and on prior written notice to inspect the Collateral and to examine and make extracts from, or copies of, any of Borrower's or any Subsidiary's books, ledgers, reports, correspondence, and other records. At the Lender's option, the Lender shall be permitted to conduct a field exam by the Lender or designee once annually at the Borrower's cost. The Lender shall also be permitted to annually conduct an equipment appraisal by the Lender's designee at the Borrower's cost. Both at the expense of the Borrower. The Lender shall have the right, after the occurrence and during the continuation of any Event of Default, to verify the Collateral in any manner and through any means that the Lender considers appropriate. Borrower agrees to furnish all assistance and information, and perform any acts, which the Lender may reasonably require in connection therewith.

5.15. LICENSES.

(a) Borrower shall and shall cause each of its Subsidiaries to promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the Licenses if the failure to maintain such License would reasonably be expected to result in a Material Adverse Change.

(b) After the occurrence and during the continuance of an Event of Default, upon the request of the Lender, Borrower shall and shall cause each of its Subsidiaries to cooperate and to execute and/or deliver all documents, instruments, agreements and such other information as may be requested by Lender, to transfer any License, to the extent permitted by applicable law, to Lender or to Lender's designee.

5.16. OTHER ACTS. Execute and deliver, or cause to be executed and delivered, to the Lender all further documents and perform all other acts and things which the Lender deems reasonably necessary or appropriate to protect or perfect any security interests in any property directly or indirectly securing payment of any Obligations of Borrower to the Lender.

5.17 FILED EXAM. The Lender or its agent shall complete an initial collateral field exam of the Borrower at the Borrower's expense and issue a report by January 31, 2025 and thereafter one field exam per year will be required at the Borrower's expense.

ARTICLE VI. NEGATIVE AND FINANCIAL COVENANTS.

During the term of this Agreement and so long thereafter as any Obligations, shall remain unpaid, Borrower, without the prior written consent of the Lender, shall not and shall not permit any of its Subsidiaries to:

6.1. BORROWED MONEY. Create, incur, assume or suffer to exist any liability for borrowed money except:

(a) to the Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and listed on Schedule 6.1;

(c) purchase money financing and Capital Lease Obligations with Persons other than the Lender not in excess of $2,050,000 in the aggregate at any time;

(d) current unsecured trade, utility or non-extraordinary accounts payable (including, without limitation, Operating Leases and short-term Indebtedness owed to vendors) arising in the ordinary course of Borrower's or its Subsidiaries businesses;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness arising under Hedge Agreements with Lender;

(g) Subordinated Debt;

(h) Indebtedness from time to time owing by (i) any Subsidiary to the Borrower, (ii) any Subsidiary to any other Subsidiary, or (iii) from the Borrower to any Subsidiary;

(i) Guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower or its Subsidiaries in an amount not to exceed $150,000 in the aggregate at any one time outstanding or that certain guaranty with respect to the Guarantor's mortgage loan with Citizens Bank.

6.2. ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter owned or acquired, except the following (collectively, "***Permitted Liens***"):

(a) Liens for taxes not yet delinquent;

(b) Reserved

(c) Reserved;

(d) deposits to secure the performance of tenders, bids or leases, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature;

(e) Liens securing Indebtedness permitted by Sections 6.1 hereof, provided that as to Liens securing Indebtedness permitted by Section 6.1(c) only, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Indebtedness, and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, Inventory, equipment or improvements and related costs and charges imposed by vendors thereof;

(f) Liens in favor of Lender;

(g) Liens arising from precautionary UCC financing statements regarding operating leases;

(h) Any interest of a licensor or sublicensor, with respect to any assets under any license entered into in the ordinary course of business and covering only the licensed or sublicensed assets;

(i) Licenses of patents, trademarks and other intellectual property rights granted by the Borrower or by any Subsidiary in the ordinary course of business;

(j) Other Liens securing Indebtedness not to exceed $150,000;

(k) Liens set forth on Schedule 6.2(o) hereof; and

6.3. GUARANTIES. Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the Indebtedness of such Person, or agreement for the furnishing of funds to any other Person, through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Indebtedness of such Person, or otherwise, except (a) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business or (b) Borrower or any of its Subsidiaries may provide guarantees, from time to time, for Indebtedness to Lender.

6.4. SALE OF ASSETS. Permit any Asset Sale except:

(a) for sales, transfers and leases from Borrower to any Subsidiary that is a Guarantor or from any Subsidiary that is a Guarantor to the Borrower or to another Subsidiary that is a Guarantor;

(b) sales or transfers, including upon voluntary liquidation (other than sales or transfers of stock or other ownership interests) from any Subsidiary to Borrower or to another Subsidiary that is a Guarantor;

(c) provided that no Incipient Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), Asset Sales in an aggregate amount during any fiscal year not in excess of $150,000 and in which the sales price is at least the fair market value of the assets sold and the consideration received consists of cash, cash equivalents or is a Permitted Investment; and

(d) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business.

6.5. EQUITY INTEREST. Purchase, redeem or retire any of its Equity Interests or otherwise change its capital structure or change the relative rights, preferences, or limitations relating to any of its Equity Interests in a manner that is materially adverse to the Lender provided that the Borrower shall be permitted to offer common equity securities in a secondary offering to be registered with the SEC and traded under ticker symbol [OPTX and OPTXW].

6.6. INVESTMENTS AND LOANS. Make any investments in, or advances to, any other Person, including, without limitation, loans or advances to its stockholders, directors, officers, employees or any Affiliate, except for:

(a) Permitted Investments;

(b) Reserved;

(c) advance payments or deposits against purchases made in the ordinary course of Borrower's or any Subsidiary's regular business,

(d) any investments in, or advances or loans to a Subsidiary that is a Guarantor or from a Subsidiary that is a Guarantor to the Borrower,

(e) extensions of trade credit in the ordinary course of business;

(f) investments in connection with Hedge Agreements;

(g) loans or advances to officers and employees in an aggregate amount not greater than $10,000 at any one time outstanding; and

(h) Other investments or loan in an amount not to exceed $50,000.

6.7. ACQUISITIONS, CONSOLIDATIONS, MERGER AND FUNDAMENTAL CHANGES. Acquire, merge or consolidate with or into any other firm or corporation, or enter into any joint venture or partnership with any other individual, firm or corporation, or change the general character of Borrower's business as it is presently conducted.

6.8. RESTRICTED PAYMENTS. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, *except*:

(a) any Subsidiary may declare and pay or make Restricted Payments to Borrower or another Subsidiary;

(b) Borrower may make regularly scheduled payments of principal and interest with respect to any Subordinated Debt subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Debt and any related Subordination Agreements; and

6.9. CHANGE NAME. Change the jurisdiction of formation of Borrower or its Subsidiaries or the name of Borrower or any of its Subsidiaries.

6.10. BUSINESS OPERATIONS. Permit all or any substantial portion of the business operations of the Borrower and its Subsidiaries as conducted on the date of this Agreement to be conducted through any other Person that is not a Subsidiary or engage in any business unrelated to its current businesses or engage in any transaction which materially and adversely affects its ability to pay its liabilities or the Obligations.

6.11. CHANGE FISCAL YEAR. Without the prior consent of the Lender, not to be unreasonably withheld, change the Fiscal Year of Borrower or any of its Subsidiaries to end on a day other December 31.

6.12. FINANCING STATEMENTS. Permit the filing or continuation of, any financing statement to perfect a security interest except in favor of the Lender or in connection with Permitted Liens.

6.13. FIXED CHARGE COVERAGE RATIO. Allow the Fixed Charge Coverage Ratio of Borrower for any Calculation Period, as of the end of the September 30, 2024 fiscal quarter to be less than 1.05 to 1.00 and, thereafter, to be less than 1.10 to 1.00.

6.14. INTENTIONALLY OMITTED.

6.15. TOTAL LEVERAGE RATIO. Allow the Total Leverage Ratio of Borrower, as of the end of any fiscal quarter, for any Calculation Period, to be greater than 3.50 to 1.00 for the Calculation Period ending Proforma September 30, 2023 and for each fiscal quarter thereafter.

6.16. NEW LOCATIONS. Establish any new Inventory locations or transfer any equipment to a new location (other than locations temporarily housing rolling stock used in the ordinary course of Borrower's business) unless Borrower shall have notified Lender sixty (60) days in advance of such new location and shall have provided Lender with a satisfactory landlord waiver or bailment agreement for such location.

6.17. NOTICE OF EVENT OF DEFAULT. Fail to provide to the Lender written notice of the occurrence of any Event of Default under this Agreement, within ten (10) days after occurrence of such an Event of Default.

6.18. RESTRICTIVE AGREEMENTS. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of the Borrower or any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its capital stock or other equity interest or to make or repay loans or advances to any other Person or to guaranty the Indebtedness of any other Person; provided, however, that (i) the foregoing shall not apply to restrictions and conditions imposed by law; (ii) the foregoing shall not apply to restrictions and conditions existing on the date of this Agreement identified on Schedule 6.18 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition); (iii) this Section 6.18 shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement, and (iv) clause (a) of this Section 6.18 shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

6.19. AMENDMENTS TO SUBORDINATED DEBT DOCUMENTS. The Borrower shall not, and shall not permit any Subsidiary or Guarantor to, amend, restate, supplement or otherwise modify any Subordinated Debt Documents without the prior written consent of the Lender.

6.20. PREPAYMENTS AND REFINANCINGS OF OTHER DEBT, ETC. After the Closing Date, the Borrower will not, and will not permit any of its Subsidiaries or Guarantors to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries (other than the Obligations and intercompany loans and advances among the Borrower and its Subsidiaries).

6.21. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary or Guarantor to, enter into any transaction or series of transactions with any Affiliate (each, an ***"Affiliate Transaction"***), *except* agreements and transactions with and payments to officers, directors and equity holders that are either (a) entered into in the ordinary course of business, not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the shareholders of the Borrower or any Subsidiary, as applicable, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation and upon fair and reasonable terms no less favorable to such Borrower or

such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

6.22. SALE AND LEASEBACK. Enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of real or personal property which would be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person from whom funds would be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary, as the case may be.

6.23. ANTI-TERRORISM LAWS. ANTI-TERRORISM LAWS. Become subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

ARTICLE VII. EVENTS OF DEFAULT.

7.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, "***Event of Default***", or, collectively, "***Events of Default***"):

(a) Nonpayment. Nonpayment for a period of ten (10) days from the applicable due date, whether by acceleration or otherwise, of principal of, or interest on, either Note, any fee, cost, expense or premium provided for hereunder or under any other Loan Document or any other Indebtedness owing hereunder.

(b) Negative and Financial Covenants. Default by the Borrower or any Subsidiary in the observance of any of the covenants or agreements contained in Article VI of this Agreement.

(c) Covenants. Default by the Borrower or any Subsidiary in the observance of any of the covenants or agreements contained in this Agreement other than in Article VI which is not remedied within thirty (30) days after occurrence.

(d) Voluntary Insolvency Proceedings. If Borrower or any Subsidiary of Borrower (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for Borrower or such Subsidiary or any of Borrower's or such Subsidiary's assets including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower or such Subsidiary.

(e) Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any Subsidiary of Borrower or any of Borrower's or any Subsidiary's assets including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof, now or hereafter in effect; or the institution against Borrower or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower or any Subsidiary of Borrower, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution.

(f) Representations. If any certificate, written statement, representation, warranty or financial statement furnished by or on behalf of Borrower or any Subsidiary pursuant to or in connection with this Agreement, or any Loan Document (including, without limitation, representations and warranties contained herein) or as an inducement to the Lender to enter into this Agreement or any other lending agreement with Borrower or any Subsidiary shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against Borrower or any Subsidiary.

(g) Other Indebtedness and Agreements. Nonpayment by Borrower or any Subsidiary of any Indebtedness (including any Subordinated Debt) owing by Borrower or such Subsidiary when due, which singly or in the aggregate total $50,000 or more, including, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness in an aggregate amount equal to $50,000 or more owing by Borrower or such Subsidiary, when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Indebtedness.

(h) Judgments. If any judgment or judgments in excess of $50,000 for any one such judgment or all judgments in the aggregate against Borrower or any Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days.

(i) Pension Default. Any Reportable Event which the Lender determines in good faith constitutes grounds for the termination of any Pension Plan of Borrower by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States district court of a trustee to administer any such Pension Plan shall have occurred and is not corrected or revoked within sixty (60) days after written notice thereof to the Borrower by the Lender; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Pension Plan or to appoint a trustee to administer any such Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any such Pension Plan; or any such Pension Plan shall be terminated; or Borrower withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or there shall arise vested unfunded liabilities under any such Pension Plan that, in the good faith opinion of the Lender, would reasonably be expected to

result in a Material Adverse Change; or Borrower shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards.

(j) Subordination Agreements. A default by Borrower, any Subsidiary or any Guarantor in complying with any material term or condition of any Subordination Agreement.

(k) Change of Control. If Alok Kapoor, directly or indirectly, own less than fifty-one percent (51%) of the Borrower's ownership and voting interests, at any time after the Effective Date, whether by reason of merger, consolidation, sale or purchase of stock or assets or otherwise; and any such change of control may adversely affect, in the sole judgment of the Lender, the ability of the Borrower to carry on its business as conducted before such change, or (b) that percentage of the outstanding voting ownership interest of Borrower necessary at all times to elect a majority of the board of directors of Borrower and to direct the management decisions of Borrower (each, a ***"Change of Control"***).

(l) Licenses. Revocation or suspension of any License material to the business.

(m) Invalidity of Collateral Documents. If at any time, any of the Collateral Documents shall cease to be in effect.

(n) Loss. Any loss, theft, substantial damage or destruction to or of any material portion of the Collateral ("***Loss***"), that is not covered by insurance.

(o) Criminal Proceeding. The institution in any court of a material criminal proceeding against Borrower or any of its Subsidiaries or Guarantors, or any officer or director of any Borrower or any of its Subsidiaries or Guarantors related to the business of Borrower, or the indictment of any Borrower or any of its Subsidiaries or Guarantors, or any officer or director of any Borrower or any of its Subsidiaries or Guarantors related to the business of Borrower, for any crime other than misdemeanors not punishable by jail terms.

(p) Act of Dissolution. Except as permitted by Sections 6.4 or 6.5, the occurrence of an Act of Dissolution with respect to Borrower or any of its Subsidiaries shall cease to exist, dissolve, permanently cease operations or abandon the operation of any of its material plants or facilities.

(q) Death of Kapoor. The death or permanent incapacity of Alok Kapoor, provided the Borrower shall have 60 days from the date of Alok Kapoor's death to provide an acceptable plan of management and ownership transition in the Lender's sole discretion.

7.2. EFFECTS OF AN EVENT OF DEFAULT.

(a) Upon the happening of one or more Events of Default (except a default under either Sections 7.1(d), 7.1(e) or 7.1(p) hereof), the Lender may declare any commitments of Lender to lend money to the Borrower or issue Letters of Credit hereunder ("***Lender's Obligations***") to be canceled and the principal of the Notes then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lender's Obligations

shall be immediately canceled and the Loans evidenced by the Notes shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower.

(b) Upon the happening of one or more Events of Default under Sections 7.1(d), 7.1(e) or 7.1(p) hereof, the Lender's Obligations shall be canceled immediately, automatically and without notice, and the Notes shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

7.3. REMEDIES.

(a) Rights Under Uniform Commercial Code. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then the Lender shall have, in addition to all of its other rights under this Agreement or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the UCC and shall have the right to enter upon any premises where the Collateral is kept and peacefully retake possession thereof. Upon the occurrence and during the continuance of an Event of Default, the Lender may, without demand, advertising or notice all of which Borrower hereby waives (except as the same may be required by law), sell, lease, dispose of, deliver and grant options to a third party to purchase, lease or otherwise dispose of any and all Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, as such prices and upon such terms as the Lender, in its sole discretion, deems advisable. Notice of any public sale shall be sufficient if it describes the security or collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereon, and is published at least once in a suitable local area newspaper of general circulation not less than five (5) days prior to the date of sale. Notice of any public sale shall be sufficient if it describes the security or collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereon. Without requiring notice to Borrower, all requirements of reasonable notice under this Section shall be met if such notice is mailed, postage prepaid, to the Borrower at the address set forth herein for such entity, at least five (5) days before the time of such sale or disposition. The Lender may, if it deems it reasonable, postpone or adjourn any sale of any collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned without being required to give a new notice of sale. The Lender may be the purchaser at any such sale if it is public, and payment may be made, in whole or in part, in respect of such purchase price by the application of Indebtedness due from Borrower to the Lender. Borrower shall be obligated for, and the proceeds of sale shall be applied first to, the costs of retaking, refurbishing, storing, guarding, insuring, preparing for sale, and selling the collateral, including the fees and expenses of attorneys, auctioneers, appraisers and accountants employed by the Lender. Proceeds shall then be applied to the payment in whatever order the Lender may elect, of all Indebtedness of Borrower under the Loan Documents. The Lender shall return any excess to Borrower and Borrower shall remain liable for any deficiency.

(b) Waiver of Rights by Borrower. Except as may be otherwise specifically provided herein or in any other agreement between the Lender and the Borrower which may be applicable, Borrower waives, to the extent permitted by law, any bonds, security or sureties required by any

statute, rule or otherwise by law as an incident to any taking of possession by the Lender of property subject to the Lien in favor of the Lender. Upon the occurrence and during the continuance of an Event of Default, Borrower also consents that the Lender may enter upon any premises owned by or leased to it or any Subsidiary without obligation to pay rent or for use and occupancy, through self help, without judicial process and without having first given notice to Borrower or obtained an order of any court. These waivers and all other waivers provided for in this Agreement and any other agreements or instruments executed in connection herewith have been negotiated by the parties and Borrower acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

(c) Lender's Rights. Borrower agrees that the Lender shall not have any obligation to preserve rights to any collateral against prior parties or to marshall any collateral of any kind for the benefit of any other creditor of Borrower or any other Person. After the occurrence and during the continuance of an Event of Default, the Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the collateral (unless such rights would infringe on the rights of a third party), in completing production of, advertising for sale, and selling any collateral and any of Borrower's rights under all licenses and any franchise, sales or distribution agreements shall inure to the Lender's benefit for such purpose.

ARTICLE VIII. EXPENSES.

8.1. EXPENSES. The Borrower shall reimburse the Lender promptly upon the Lender's request for any fees incurred for collateral examinations made while this Agreement is in effect, and shall reimburse the Lender for any expenses, including reasonable counsel fees and expenses, incident to the negotiation, documentation and administration of this Agreement, including any amendments thereto, and the documents in connection herewith and for preservation of any of the Lender's rights under, or enforcement of any provision of, this Agreement, the Revolving Note, the Term Note, the Collateral Documents, the Loan Documents or any documents executed in connection therewith.

8.2. INDEMNIFICATION. Borrower shall indemnify and hold harmless the Lender and each of their directors, officers, employees, agents and advisors (each an "***Indemnified Party***") from and against any and all claims, damages, liabilities and reasonable fees, expenses and disbursements of counsel, demands, losses, costs, fines or liabilities of whatever kind or nature, including, without limitation, arising from personal injury or property damage, in any way related to any environmental condition on, above, within, related to or affected by property owned or leased by the Borrower or its Subsidiaries or in connection with or arising out of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or the Loans or any taxes, liabilities, claims or damages relating to the Collateral under the Collateral Documents or the liens of the Lender therein, whether or not an Indemnified Party is a party to such investigation, litigation or proceeding except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's own gross negligence or willful misconduct. In addition to, and without limiting the generality of, the foregoing, Borrower agrees to reimburse and indemnify all Indemnified Parties on demand for any reasonable fees and expenses of counsel which may be incurred in any action, claim or

proceeding between Borrower, any Subsidiary or any Affiliate or the Guarantors and an Indemnified Party in which such Indemnified Party is successful. The obligations of Borrower under this indemnity shall survive any expiration or termination hereof, and shall apply each to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the discharge of the Security Interests, or the payment of the Indebtedness hereunder or under the Loan Documents. Borrower agrees not to institute or participate in any proceeding seeking to establish a position contrary to the terms of this indemnification.

ARTICLE IX. MISCELLANEOUS.

9.1. AMENDMENTS AND WAIVERS. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by any authorized officers of the Borrower and the Lender.

9.2. DELAYS AND OMISSIONS. No course of dealing and no delay or omission by the Lender in exercising any right or remedy hereunder or with respect to any Indebtedness of Borrower shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Lender may remedy any default by Borrower hereunder or with respect to any other Person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of the Lender hereunder are cumulative.

9.3. ASSIGNMENTS. (a) The Borrower shall not assign or otherwise transfer any of Borrower's rights pursuant to this Agreement without the prior written consent of the Lender, and any such assignment or other transfer without such prior written consent shall be void.

(b) The Lender may sell, assign or participate all or a portion of its rights and obligations under this Agreement to an Affiliate of the Lender.

(c) The Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

9.4. SUCCESSORS AND ASSIGNS. Borrower and Lender as used herein shall include the legal representatives, successors and assigns of those parties.

9.5. NOTICES. Any notice or demand to be given hereunder shall be in writing, unless otherwise expressly provided herein and shall be deemed to have been duly given or made, when (a) delivered by certified mail, five (5) business days after being deposited in an

official depository maintained by the United States Post Office for the collection of mail, postage prepaid, or (b) sent by reliable overnight courier, the first business day delivery to an overnight courier, in each case, addressed as follows:

To the Borrower	-	Syntec Optics, Inc. 515 Lee Road Rochester, New York 14606 Attention: Alok Kappor or Chief Financial Officer Facsimile No.: Telephone No.:
With a copy to	-	Lacy Katzen LLP 600 Bausch & Lomb Place Rochester, New York 14604 Attention: Jennifer L. Chadwick, Esq. Facsimile No.: 585-269-3015 Telephone No.: 585-324-5721
To the Lender	-	M&T Bank 180 S. Clinton Avenue, 7th Floor Rochester, NY 14604 Attn: Chris Bub, Relationship Manager and Vice President Facsimile No.: 585-325-5105 Telephone No.: 585-478-2749
With a copy to (which shall not constitute notice)	-	Lippes Mathias LLP 350 Linden Oaks, Suite 215 Rochester, New York 14625 Attn: Michael Overmyer, Esq. Facsimile No.: Telephone No.: 585-770-7590

9.6. GOVERNING LAW. This Agreement, the transactions described herein and the obligations of the Lender and the Borrower shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the Lender and the Borrower on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement. In addition, counterparts delivered in portable document format (PDF) shall be deemed to be as effective as originally executed versions.

9.8. TITLES. Titles to the sections of this Agreement are solely for the convenience of the Lender and the Borrower, and are not an aid in the interpretation of this Agreement or any part thereof.

9.9. INCONSISTENT PROVISIONS. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

9.10. COURSE OF DEALING; DISCHARGE. Without limitation of the foregoing, the Lender shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lender in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lender at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.

9.11. USA PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

9.12. CONSENT TO JURISDICTION. CONSENT TO JURISDICTION. EACH OF THE BORROWER AND THE LENDER, AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN MONROE OR ERIE COUNTY. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER, AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT, OR AS PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

9.14. JURY TRIAL WAIVER. EACH OF THE BORROWER AND THE LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE LENDER NOR THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

9.15 AMENDED AND RESTATED AGREEMENT. This Agreement amends and restates that certain Credit Agreement between the Borrower and Lender dated November 8, 2023 and as amended by that certain First Amendment of Credit Agreement dated August 14, 2024.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers all as of the 30 day of November, 2024.

LENDER:

M&T BANK

By:______________________________
Name: Chris Bub
Title: Vice President

BORROWER:

Syntec Optics, Inc.

By:______________________________
Name: Alok Kapoor
Title: Chairman

Syntec Optics Holdings, Inc.

By:______________________________
Name: Alok Kapoor
Title: Chairman

[*Signature Page to Credit Agreement*]